TRI POINTE HOMES, INC. REPORTS 2014 FIRST QUARTER RESULTS

-Strong Order Activity and Earnings of $0.14 per Diluted Share-

-WRECO Transaction Expected to Close Early in the Third Quarter of 2014-

Irvine, California, May 6, 2014 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced record results for the first quarter ended March 31, 2014.

2014 First Quarter Highlights and Comparisons to the 2013 First Quarter

•	Net income was $4.3 million, or $0.14 per diluted share compared to net income of $270,000, or $0.01 per diluted share

¡	Diluted earnings per share was $0.15* for the 2014 first quarter excluding expenses associated with the WRECO transaction

•	New home orders increased to 138 compared to 123

•	Active selling communities averaged 10.0 compared to 7.3

¡	New home orders per average selling community were 13.8 orders (4.60 monthly) compared to 16.8 orders (5.62 monthly)

¡	Cancellation rate decreased to 8% compared to 9%

•	Backlog increased 36% to 195 homes with a dollar value increase of over 100%, to $157.7 million

¡	Average sales price in backlog increased 50% to $809,000

•	Home sales revenue of $72.8 million, an increase of 205%

¡	New homes deliveries of 92, up 92%

¡	Average sales price of homes delivered grew 59% to $791,000

•	Homebuilding gross margin percentage of 22.5%, an increase of 400 basis points

•	Acquired 319 lots valued at $30.5 million

•	Ratio of debt to capital of 35.1% at March 31, 2014

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

Douglas F. Bauer, Chief Executive Officer stated, “We are pleased with our strong operating results during the first quarter while we continue to complete the integration and transition of the WRECO companies. These results are a direct result of our disciplined land acquisition process that leads to the opening of new communities in excellent locations, executed by our very talented TRI Pointe team. As we continue through 2014, TRI Pointe is well positioned to achieve meaningful top and bottom line growth over 2013, while transforming into one of the largest homebuilders in our industry, which will be composed of six, well positioned regional homebuilding brands in some of the best housing markets.”

First quarter 2014 operating results

Net income was $4.3 million, or $0.14 per diluted share in the first quarter of 2014, compared to net income of $270,000, or $0.01 per diluted share for the first quarter of 2013. The improvement in net income was primarily driven by a $12.0 million increase in homebuilding gross margin due to higher home sales revenue and increased homebuilding gross margin percentages, offset by an increase in SG&A expense of $3.7 million and an increase in the Company’s provision for income taxes of $3.1 million. Net income for the first quarter of 2014 was impacted by $548,000 of expenses associated with the WRECO transaction. Excluding the WRECO transaction expenses, net of tax, net income would have been $4.6 million*, or $0.15* per diluted share.

Home sales revenue increased $48.9 million to $72.8 million for the first quarter of 2014, as compared to $23.9 million for the same period in 2013, primarily attributable to a significant increase in new homes delivered to 92 and a 59% increase in the Company’s average sales price of homes delivered to $791,000. The growth in new home deliveries was due to higher backlog at the start of the quarter compared to the same period in the prior year as a result of an increase in communities and in net new home orders. The improvement in the average sales price of homes delivered reflects increased pricing and a change in product mix to more move-up product at our new communities compared to the prior year.

New home orders increased to 138 homes for the first quarter of 2014, as compared to 123 homes for the same period in 2013. The Company’s overall absorption rate per average selling community for the three months ended March 31, 2014 was 13.8 orders (4.60 monthly), compared to 16.8 orders (5.62 monthly) during the same period in 2013. The growth in new home orders for the first quarter of 2014 resulted in an expansion in the number of homes in backlog to 195, representing approximately $157.7 million in home sales revenue.

The average sales price of homes in backlog as of March 31, 2014 increased $270,000, or 50%, to $809,000 compared to $539,000 at March 31, 2013. The increase in average sales price of homes in backlog was primarily the result of a change in product mix to more move-up product at our new communities compared to the same period in the prior year. We anticipate that the Company’s average sales price will continue to vary from quarter to quarter due to the mix of products and the timing of our new communities.

Homebuilding gross margin percentage for the first quarter of 2014 increased 400 basis points to 22.5% compared to 18.5% for the same period in 2013. This increase was primarily due to price increases and the delivery unit mix from new projects which are achieving higher homebuilding gross margins. Excluding interest in cost of home sales, adjusted homebuilding gross margin percentage was 23.1%* for the first quarter of 2014 versus 19.5%* for the same period in 2013.

SG&A expense for the first quarter of 2014 was $8.4 million (11.5% of home sales revenue) compared to $4.6 million (19.5% of home sales revenue) for the same period in 2013. This increase was attributable to an additional $1.2 million in sales and marketing expenses related to the 67% growth in the number of active selling communities and the 92% increase in the number of homes delivered. In addition, general and administrative expenses were $5.9 million, an increase of $2.6 million primarily due to compensation related expenses and professional fees to support the Company’s continued growth.

The Company purchased 319 lots valued at $30.5 million during the first quarter of 2014, 203 of which were located in Southern California and 116 in Colorado. As of March 31, 2014, the Company owned or controlled 3,472 lots, of which 2,509 are owned and actively selling or under development and 963 are controlled under land option contracts or purchase contracts. Of the 3,472 lots owned and controlled, 1,768 are in Southern California, 1,133 in Northern California and 571 in Colorado.

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

Thomas J. Mitchell, President and Chief Operating Officer, commented, “We remain focused on increasing our market share in all of our core markets. During the past fifteen months we have grown our land inventory of lots owned or controlled by over 120% through our disciplined underwriting, regional experience and deep relationships. Market conditions remain favorable and as we move forward in 2014, we are well positioned to grow community count and deliveries with a very balanced portfolio, while leveraging our cost base to further strengthen our operations.”

WRECO Transaction

On November 4, 2013, TRI Pointe announced that its Board of Directors approved a definitive agreement pursuant to which WRECO, the wholly-owned homebuilding and real estate subsidiary of Weyerhaeuser Company (NYSE: WY) (“Weyerhaeuser”), will combine with a subsidiary of TRI Pointe in a transaction valued at approximately $2.7 billion as of that date. The transaction is on target to close early in the third quarter of 2014 and will establish TRI Pointe as one of the ten largest homebuilders in the United States based on estimated combined equity market value.

2014 Outlook

The Company, exclusive of the WRECO transaction, expects to open 22 new selling communities for the balance of 2014, of which 16 are in California and six in Colorado. In the second quarter of 2014, the Company expects to deliver approximately 50% of its 195 units in backlog as of March 31, 2014. For the full year 2014, the Company is maintaining its initial guidance for deliveries of 660 homes and home sales revenue of $475 million, exclusive of the WRECO transaction.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Tuesday, May 6, 2014. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Participants may access the live webcast by visiting the Company’s investor relations website at www.TRIPointeHomes.com. The call can also be accessed by dialing (877) 407-3982, or (201) 493-6780 for international participants.

The replay of the call will be available from approximately 1:00 p.m. Eastern Time on May 6, 2014 through midnight Eastern Time on May 20, 2014. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13580612. The archive of the webcast will be available on the Company’s Web site for a limited time.

About TRI Pointe Homes, Inc.

TRI Pointe Homes, Inc (NYSE: TPH) is engaged in the design, construction and sale of innovative single-family homes in planned communities in major metropolitan areas located throughout California and Colorado. The Company is headquartered in Irvine, California. For more information about the Company and its new home developments please visit the Company’s website at www.TRIPointeHomes.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and the WRECO transaction and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group; availability of qualified personnel and our ability to retain our key personnel; our ability to complete the acquisition of WRECO on the anticipated terms and schedule and to integrate it successfully; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Additional Information and Where to Find It

In connection with the proposed “Reverse Morris Trust” transaction between TRI Pointe and Weyerhaeuser, pursuant to which the homebuilding subsidiary of Weyerhaeuser, WRECO (with certain exclusions), will be combined with TRI Pointe, TRI Pointe has filed a registration statement on Form S-4 with the SEC, which includes a prospectus. TRI Pointe has also filed a proxy statement which will be sent to the TRI Pointe stockholders in connection with their vote required in connection with the transaction. In addition, WRECO has filed a registration statement in connection with its separation from Weyerhaeuser. Investors and security holders are urged to read the proxy statement and registration statement/prospectus and any other relevant documents because they contain important information about TRI Pointe, the real estate business of Weyerhaeuser and the proposed transaction. The proxy statement and registration statement/prospectus and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Weyerhaeuser upon written request to Weyerhaeuser Company, 33663 Weyerhaeuser Way South, Federal Way, Washington 98003, Attention: Vice President, Investor Relations, or by calling (800) 561-4405, or from TRI Pointe upon written request to TRI Pointe Homes, Inc., 19520 Jamboree Road, Irvine, California 92612, Attention: Investor Relations, or by calling (949) 478-8696.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of TRI Pointe or Weyerhaeuser. However, Weyerhaeuser, TRI Pointe and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from TRI Pointe’s shareholders in connection with the proposed transaction. Information about the Weyerhaeuser’s directors and executive officers may be found in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 18, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Shareholders filed with the SEC on February 25, 2014. Information about the TRI Pointe’s directors and executive officers may be found in its Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on February 27, 2014, as amended by Form 10-K/A for the year ended December 31, 2013 filed with the SEC on April 30, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the direct and indirect interests of these participants, whether by security holdings or otherwise, have been included in the registration statement/prospectus, proxy statement and other relevant materials filed with the SEC.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2014	2013	Change
Operating Data:
Home sales	$72,812	$23,857	$48,955
Homebuilding gross margin	$16,380	$4,408	$11,972
Homebuilding gross margin %	22.5%	18.5%	4.0%
Adjusted homebuilding gross margin % *	23.1%	19.5%	3.6%
SG&A expense	$8,378	$4,643	$3,735
SG&A expense as a % of home sales	11.5%	19.5%	(8.0)%
Net income	$4,298	$270	$4,028
EBITDA *	$8,504	$991	$7,513
Interest incurred and capitalized to inventory	$1,236	$734	$502
Interest expense	$—	$—	$—
Interest in cost of home sales	$422	$256	$166
Other Data:
Net new home orders	138	123	12%
New homes delivered	92	48	92%
Average selling price of homes delivered	$791	$497	59%
Average selling communities	10.0	7.3	2.7
Selling communities at end of period	10	6	4
Cancellation rate	8%	9%	(1)%
Backlog (estimated dollar value)	$157,692	$77,027	105%
Backlog (homes)	195	143	36%
Average selling price in backlog	$809	$539	50%

	March 31, 2014	December 31, 2013	Change
Balance Sheet Data:
Cash and cash equivalents	$32,046	$35,261	$(3,215)
Real estate inventories	$484,483	$455,642	$28,841
Lots owned and controlled	3,472	3,466	0%
Homes under construction(1)	228	185	23%
Notes payable	$176,933	$138,112	$38,821
Equity	$326,867	$322,306	$4,561
Book capitalization	$503,800	$460,418	$43,382
Ratio of debt-to-capital	35.1%	30.0%	5.1%
Ratio of net debt-to-capital *	30.7%	24.2%	6.5%

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 11

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Cash and cash equivalents	$32,046	$35,261
Real estate inventories	484,483	455,642
Contracts and accounts receivable	1,855	1,697
Deferred tax assets	4,611	4,611
Other assets	15,572	8,824

Total Assets	$538,567	$506,035

Liabilities and Stockholders’ Equity
Accounts payable	$16,006	$23,397
Accrued liabilities	18,761	22,220
Notes payable	176,933	138,112

Total Liabilities	211,700	183,729

Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 31,632,533 and 31,597,907 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	316	316
Additional paid-in capital	311,141	310,878
Retained earnings	15,410	11,112

Total Stockholders’ Equity	326,867	322,306

Total Liabilities and Stockholders’ Equity	$538,567	$506,035

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013
Revenues:
Home sales	$72,812	$23,857
Fee building	—	4,031

Total revenues	72,812	27,888

Expenses:
Cost of home sales	56,432	19,449
Fee building	—	3,625
Sales and marketing	2,486	1,330
General and administrative	5,892	3,313

Total expenses	64,810	27,717

Income from operations	8,002	171
Transaction expenses	(548)	—
Other income (expense), net	(9)	172

Income before income taxes	7,445	343
Provision for income taxes	(3,147)	(73)

Net income	$4,298	$270

Earnings per share
Basic	$0.14	$0.01
Diluted	$0.14	$0.01
Weighted average number of shares
Basic	31,613,274	28,264,574
Diluted	31,643,070	28,274,188

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities
Net income	$4,298	$270
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	71	105
Amortization of stock-based compensation	566	327
Gain on sale of marketable securities	—	(40)
Changes in operating assets and liabilities:
Real estate inventories	(28,841)	(51,079)
Contracts and accounts receivable	(158)	(728)
Other assets	(6,716)	1,127
Accounts payable	(7,391)	2,616
Accrued liabilities	(3,459)	(14)

Net cash used in operating activities	(41,630)	(47,416)

Cash flows from investing activities
Purchases of furniture and equipment	(103)	(129)
Purchases of marketable securities	—	(125,000)
Sales of marketable securities	—	65,000

Net cash used in investing activities	(103)	(60,129)

Cash flows from financing activities
Borrowings from notes payable	105,671	24,575
Repayments of notes payable	(66,850)	(21,047)
Minimum tax withholding paid on behalf of employees for stock awards	(303)	—
Net proceeds from issuance of common stock	—	155,408

Net cash provided by financing activities	38,518	158,936

Net increase (decrease) in cash and cash equivalents	(3,215)	51,391
Cash and cash equivalents – beginning of period	35,261	19,824

Cash and cash equivalents – end of period	$32,046	$71,215

Supplemental disclosure of cash flow information
Interest paid, net of amounts capitalized	$—	$—

Income taxes paid	$7,800	$—

MARKET DATA

(dollars in thousands)

(unaudited)

			Three Months Ended March 31,
			2014		2013
			Homes	Avg. Selling	Homes	Avg. Selling
			Delivered	Price	Delivered	Price
New Homes Delivered:
Southern California			65	$848	43	$386
Northern California			17	819	5	1,453
Colorado			10	380	—	—

Total			92	$791	48	$497

			Three Months Ended March 31,
			2014		2013
			New Home Orders	Average Selling Communities	New Home Orders	Average Selling Communities
Net New Home Orders:
Southern California			89	7.2	92	5.0
Northern California			33	1.8	31	2.3
Colorado			16	1.0	—	—

Total			138	10.0	123	7.3

	March 31, 2014			March 31, 2013
	Backlog Units	Backlog Dollar Value	Average Selling Price	Backlog Units	Backlog Dollar Value	Average Selling Price
Backlog:
Southern California	122	$92,903	$762	102	$42,242	$414
Northern California	52	56,867	1,094	41	34,785	848
Colorado	21	7,922	377	—	—	—

Total	195	$157,692	$809	143	$77,027	$539

					March 31, 2014	December 31, 2013
Lots Owned and Controlled:(1)
Southern California					1,768	1,746
Northern California					1,133	1,139
Colorado					571	581

Total					3,472	3,466

Lots by Ownership Type:
Lots owned					2,509	2,282
Lots controlled(1)					963	1,184

Total					3,472	3,466

(1)	Lots controlled includes lots that are under land option contracts and purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended March 31,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$72,812	100.0%	$23,857	100.0%
Cost of home sales	56,432	77.5%	19,449	81.5%

Homebuilding gross margin	16,380	22.5%	4,408	18.5%
Add: interest in cost of home sales	422	0.6%	256	1.0%

Adjusted homebuilding gross margin	$16,802	23.1%	$4,664	19.5%

Homebuilding gross margin percentage	22.5%		18.5%

Adjusted homebuilding gross margin percentage	23.1%		19.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	March 31, 2014	December 31, 2013
	(dollars in thousands)
Debt	$176,933	$138,112
Equity	326,867	322,306

Total capital	$503,800	$460,418

Ratio of debt-to-capital(1)	35.1%	30.0%

Debt	$176,933	$138,112
Less: cash and cash equivalents	(32,046)	(35,261)

Net debt	144,887	102,851
Equity	326,867	322,306

Total capital	$471,754	$425,157

Ratio of net debt-to-capital(2)	30.7%	24.2%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Other companies may calculate EBITDA (or similarly titled measures) differently. We believe EBITDA information is useful as one measure of the Company’s ability to service debt and obtain financing.

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net income	$4,298	$270
Interest expense:
Interest incurred	1,236	734
Interest capitalized	(1,236)	(734)
Amortization of interest in cost of home sales	422	256
Provision for income taxes	3,147	73
Depreciation and amortization	71	105
Gain on sale of marketable securities	—	(40)
Amortization of stock-based compensation	566	327

EBITDA	$8,504	$991

The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to EBITDA:

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Net cash used in operating activities	$(41,630)	$(47,416)
Amortization of interest in cost of home sales	422	256
Provision for income taxes	3,147	73
Changes in operating assets and liabilities:
Real estate inventories	28,841	51,079
Contracts and accounts receivable	158	728
Other assets	6,716	(1,127)
Accounts payable	7,391	(2,616)
Accrued liabilities	3,459	14

EBITDA	$8,504	$991

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles net income and diluted earnings per share, as reported and prepared in accordance with GAAP, to the non-GAAP measure of net income and diluted earnings per share excluding expenses associated with the WRECO transaction. We believe that this non-GAAP measure provides useful information to investors regarding our performance because it excludes transaction expenses that do not relate to our core operations.

(in thousands, except per share amounts)

	Three Months Ended March 31, 2014
	Net Income	Diluted EPS
Amount including transaction expenses (GAAP measure)	$4,298	$0.14
Transaction expenses, net of tax	316	0.01

Amount excluding transaction expenses (non-GAAP measure)	$4,614	$0.15